Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION (EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS

NET INCOME FOR THE THIRD QUARTER OF 2015

Milwaukee, Wisconsin

October 14, 2015

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.3 million or $0.07 per diluted share in the third quarter of 2015 compared $4.4 million or $0.09 per diluted share in the same quarter of 2014. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $10.5 million or $0.22 per diluted share in 2015 compared to $10.8 million or $0.23 per diluted share in the same nine-month period in 2014. Earnings in the 2015 periods were unfavorably impacted by lower net interest income, lower income from bank-owned life insurance, higher compensation and benefits expense, higher occupancy, equipment, and data processing costs, and higher advertising and marketing costs. These unfavorable developments were partially offset by recoveries of loan losses, higher brokerage and insurance commissions, higher loan-related fees, and net gains on real estate held for investment in the 2015 periods. Additionally, the year-to-date period in 2015 benefited from higher mortgage banking revenue, lower net losses and expenses on foreclosed real estate, and lower legal and professional fees, as well as lower income taxes due in part to a non-recurring charge in the first quarter of 2014.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, noted, “We are pleased that our loan balances increased by 3.5% in the third quarter, but we are disappointed that a difficult rate environment continued to put pressure on our net interest margin, resulting in only a modest improvement in our net interest income compared to the second quarter.” Baumgarten continued, “We are optimistic that loan growth will continue in the near term and are also hopeful that pressure on our net interest margin will be less during the remainder of the year and into 2016.” Baumgarten concluded, “We also expect that total non-interest expenses could be lower in the fourth quarter and that increases in these expenses will be modest in 2016.”

Bank Mutual’s net interest income declined by $388,000 or 2.2% and by $812,000 or 1.6% during the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014. These declines were primarily attributable to a decrease in Bank Mutual’s net interest margin that was only partially offset by an increase in earning assets and an increase in funding from non-interest-bearing checking accounts. Bank Mutual’s net interest margin was 3.12% during the nine months ended September 30, 2015, compared to 3.29% during the same period in the prior year. During the nine-month period just ended, the average yield on Bank Mutual’s earning assets declined by 21 basis points compared to the same period last year, but its average cost of funds declined by only two basis points between those same periods. The decline in the average yield on earning assets was largely due to the continued repricing of Bank Mutual’s loan portfolio to lower rates in the current interest rate environment. Also contributing was the purchase of mortgage-related securities in 2015 at yields that were less than the prevailing yields in the investment portfolio.

1

The two basis point decline in the average cost of funds was due in part to a one basis point decline in the average cost of deposits, which was due principally to a higher mix of lower-rate deposits such as interest-bearing checking, money market, and savings accounts in the 2015 year-to-date period compared to the same period in 2014. The average cost of Bank Mutual’s certificates of deposits, which typically have higher rates than its other deposit types, was 0.71% during the nine-month period in 2015, which was identical to the average cost of such deposits in the same period of 2014. In contrast, during the third quarter of 2015 the average cost of certificates of deposit was 0.77% compared to 0.65% during the same quarter of the prior year. In recent periods Bank Mutual has increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers in an effort to fund growth in earning assets and to manage exposure to future changes in interest rates.

Also contributing to the two basis point decline in Bank Mutual’s average cost of funds during the nine months ended September 30, 2015, was a 35 basis point decrease in the cost of average borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago compared to the same period in 2014. This decrease was due primarily to an increase in overnight borrowings, which were drawn to fund growth in earning assets in 2015. Overnight borrowings generally have a significantly lower interest cost than certificates of deposit, which effectively reduces Bank Mutual’s average cost of funds.

Bank Mutual’s average earning assets increased by $84.9 million or 4.0% during the nine months ended September 30, 2015, compared to the same period in 2014. This increase was primarily attributable to a $106.1 million or 7.0% increase in average loans receivable in 2015 compared to the same nine months in 2014. This development was partially offset by a $27.9 million or 5.0% decrease in average mortgage-related securities between the same periods. Although the year-to-date average of mortgage-related securities declined between 2015 and 2014, the average balance of such securities actually increased during the third quarter of 2015 compared to the same quarter in the prior year due to an increase in purchases of such securities in 2015.

Also contributing favorably to Bank Mutual’s net interest income in recent periods, as well as its net interest margin, was an increase in funding from non-interest-bearing checking accounts. The average balance in these accounts increased by $26.5 million or 14.9% during the nine months ended September 30, 2015, compared to the same period in 2014.

Bank Mutual’s provision for (recovery of) loan losses was $(930,000) in the third quarter of 2015 compared to $98,000 in the same quarter last year. The provision (recovery) for the nine months ended September 30, 2015, was $(2.6) million compared to $432,000 in the same period last year. A continued decline in Bank Mutual’s actual loan charge-off experience in recent periods has had a favorable impact on the methodology it uses to compute general valuation allowances for most of its loan types, which is the principal reason for the recoveries in the 2015 periods. Also contributing was a continued decline in the level of Bank Mutual’s non-performing and classified loans, as described later in this release.

2

General economic, employment, and real estate conditions continue to improve in Bank Mutual’s markets. If such conditions continue in the near term and Bank Mutual continues to experience stable or reduced levels of non-performing loans, classified loans, and/or loan charge-offs, management anticipates that the provision for (recovery of) loan losses may consist of net recoveries during the remainder of 2015 and into the first and possibly second quarter of 2016. However, there can be no assurances that these trends will continue or that classified loans, non-performing loans, and/or loan charge-off experience will not increase in future periods. Accordingly, there can be no assurances that Bank Mutual’s provision for (recovery of) loan losses will not fluctuate considerably from period to period.

Deposit-related fees and charges declined by $135,000 or 4.3% and by $245,000 or 2.7% during the three and nine months ended September 30, 2015, respectively, compared to the same periods in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments have been partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Brokerage and insurance commissions were $839,000 during the third quarter of 2015, which was $305,000 or 57.1% higher than the same quarter in the previous year. Year-to-date this source of revenue was $2.8 million, which was $915,000 or 47.9% higher than the same period in 2014. This revenue item typically consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. The increases in this revenue item in the 2015 periods were primarily due to non-refundable incentive payments Bank Mutual received both to enter into a new relationship with a third-party financial service provider and to assist in recruiting additional qualified financial advisors. These payments are not expected to recur in future periods. The new financial service provider has enabled Bank Mutual to expand the investment products and services that it provides to its brokerage and investment advisory customers, as well as attract additional financial advisors because of such expanded products and services.

Mortgage banking revenue, net, was $798,000 and $2.6 million during three- and nine-month periods ended September 30, 2015, respectively. This compared to $810,000 and $2.2 million during the same periods in 2014, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

3

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
	(Dollars in thousands)
Gross loan servicing fees	$670	$690	$2,012	$2,108
Mortgage servicing rights amortization	(458)	(453)	(1,458)	(1,332)
Mortgage servicing rights valuation recovery	–	–	–	1
Loan servicing revenue, net	212	237	554	777
Gain on loan sales activities, net	586	573	2,085	1,455
Mortgage banking revenue, net	$798	$810	$2,639	$2,232

Loan servicing revenue, net, declined during the three- and nine-month periods in 2015 compared to the same periods in 2014. These declines were caused by a combination of lower gross loan servicing fees and higher amortization of mortgage servicing rights (“MSRs”). Gross loan servicing fees declined in the 2015 periods due to an overall decline in loans serviced for third-party investors. As of September 30, 2015, Bank Mutual serviced $1.05 billion in loans for third-party investors compared to $1.10 billion one year earlier.

Amortization of MSRs increased during the three- and nine-month periods in 2015 compared to the same periods in the prior year. Lower market interest rates for one- to four-family residential loans in the last half of 2014 and continuing into 2015 caused higher levels of actual and expected loan prepayment activity, which resulted in higher MSR amortization in the 2015 periods compared to the 2014 periods.

The change in the valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of September 30, 2015, Bank Mutual had no valuation allowance against its MSRs, which had a net book value of $7.4 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, such as that which has occurred in 2015. During such rate environments, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans as of September 30, 2015, were not low enough to generate an MSR valuation allowance as of that date. However, there can be no assurances that an increase in the MSR valuation allowance will not be required in the future, particularly if market interest rates for one- to four-family residential loans remain low or decline. An increase in the MSR valuation allowance, if any, would result in a charge to earnings in the period of the increase.

Gain on loan sales activities, net, was $586,000 and $2.1 million during the three and nine months ended September 30, 2015, respectively, compared to $573,000 and $1.5 million during the same periods in 2014, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. Year-to-date in 2015, sales of these loans were $84.3 million, which was $29.8 million or 54.8% higher than the same period in 2014. Lower market interest rates for one- to four-family residential loans during most of 2015 resulted in higher originations and sales of such loans during the nine-month period in 2015 compared to the same period in 2014. The origination and sale of residential loans is subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not vary considerably from period to period.

4

Loan-related fees were $476,000 and $1.4 million during the three and nine months ended September 30, 2015, respectively. These amounts compared to $332,000 and $1.1 million during the same periods in 2014, respectively. In previous periods, loan-related fees were reported as a component of other non-interest income. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The most significant source of fees in this revenue category are those realized from interest rate swaps related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. Management expects that this source of revenue will vary from period to period depending on borrower preference for the types of loan relationships that generate the interest rate swaps.

Income from bank-owned life insurance (“BOLI”) was $468,000 during the three months ended September 30, 2015, compared to $1.1 million during the same period in 2014. On a year-to-date basis, this revenue was $1.4 million in 2015 compared to $2.2 million in the same period of 2014. Results in the 2014 periods included payouts of excess death benefits under the terms of the insurance contracts. The 2015 periods do not include any payouts related to excess death benefits.

During the third quarter of 2015, Bank Mutual recorded $378,000 in gains on the disposition of real estate properties that it held for investment purposes. On a year-to-date basis, this gain was only $212,000 due to net losses that Bank Mutual recorded earlier in the year that were related to certain other real estate properties held for investment purposes. Management continues to actively sell certain properties that Bank Mutual holds for investment purposes, but does not expect to record material gains or losses on the future disposition of such properties, if any.

During the third quarter of 2014 Bank Mutual recorded a $102,000 gain on the sale of $17.6 million in mortgage-related securities that management felt no longer met the yield objectives of the portfolio. Bank Mutual did not sell any securities in 2015.

Compensation-related expenses increased by $1.1 million or 10.3% during the third quarter of 2015 compared to the same quarter in 2014. Year-to-date, compensation-related expenses increased by $3.3 million or 10.8% in 2015 compared to the same period in the previous year. These increases were partly the result of increased costs associated with Bank Mutual’s defined benefit pension plan, which was caused in large part by a decrease in the discount rate used to determine the present value of the pension obligation, but also to a change in certain other actuarial assumptions. On a year-to-date basis, pension expense was $1.4 million higher in 2015 than it was in 2014 for these reasons. Also contributing to the increases in compensation-related expenses was a change in 2014 in the manner in which employees earned benefits for compensated absences. This change reduced Bank Mutual’s expense for compensated absences in 2014, which caused such expense to be $934,000 higher during the nine months ended September 30, 2015, than it was during the same period of the prior year. Compensation-related expense in the 2015 periods was also higher because of normal annual merit increases granted to most employees at the beginning of the year, as well as higher stock-based compensation expense. Finally, compensation-related expenses in the 2015 year-to-date period included $83,000 for employee severance costs related to Bank Mutual’s recent closing of seven retail branch offices, as more fully-described later in this release.

5

Occupancy, equipment, and data processing costs increased by $236,000 or 7.5% and by $986,000 or 10.3% during the three and nine months ended September 30, 2015, respectively, compared to the same periods in the prior year, respectively. These increases were due in part to increases in certain data processing and software costs related to new systems Bank Mutual has installed in recent periods. Also contributing to the year-to-date increase was $215,000 in asset disposition costs and $54,000 in other facility-related costs associated with Bank Mutual’s closing of seven retail branch offices, as noted later in this release.

Advertising and marketing-related expense was $736,000 and $1.6 million during the three and nine months ended September 30, 2015, respectively, compared to $369,000 and $1.3 million during the same periods in 2014, respectively. In the most recent period management made a decision to increase advertising efforts related primarily to the marketing of certificates of deposit. Management expects that advertising and marketing-related expense in the full year of 2015 could be approximately $50,000 higher than it was during the full year of 2014. However, this result will depend on future management decisions and there can be no assurances.

Federal deposit insurance premiums were $382,000 and $367,000 during the three months ended September 30, 2015 and 2014, respectively, and $1.1 million during both of the nine month periods in 2015 and 2014. In June of 2015 the Federal Deposit Insurance Corporation (“FDIC”) issued a proposed rule that would change how insured financial institutions are assessed for deposit insurance. Under the proposed rule management estimates that Bank Mutual’s federal deposit insurance premium rate could decline by approximately 40% from its current level. However, management anticipates that, even if the rule is adopted as currently proposed, it will not have an impact on Bank Mutual’s premium rate until later in 2016. Furthermore, there can be no assurances that the rule will be adopted as proposed or that it will not be significantly changed prior to its final adoption, which could materially change the deposit insurance premiums Bank Mutual might otherwise expect to pay in the future.

Net losses and expenses on foreclosed real estate were $150,000 and $44,000 during the three months ended September 30, 2015 and 2014, respectively. Year-to-date, these expenses were $687,000 and $1.0 million in 2015 and 2014, respectively. Although the third quarter of 2015 compared to the same quarter in 2014 is an exception, Bank Mutual has generally experienced lower losses and expenses on foreclosed real estate in recent periods due to reduced levels of foreclosed properties and improved market conditions.

Other non-interest expense was $2.4 million in the third quarter of 2015 compared to a similar amount in the same quarter of 2014. Year-to-date, other non-interest expense was $6.9 million in 2015 compared to $7.3 million during the same period in 2014. The decrease in the year-to-date period was due primarily to lower spending on legal, consulting, and other professional services in 2015 as compared to 2014.

In May of 2015 Bank Mutual closed seven retail branch offices in connection with an efficiency and expense reduction effort. Management estimates this action will result in annual net cost savings of approximately $1.5 million. In connection with the branch closures Bank Mutual recorded certain one-time costs in non-interest expense in the first quarter of 2015, as previously described in this release. Bank Mutual also transferred $917,000 in net book value of real estate related to the closed offices to real estate held for investment and listed the properties for sale. Bank Mutual does not expect to record additional material gains or losses on the ultimate disposition of these properties, if any, although there can be no assurances.

6

Income tax expense was $2.1 million and $2.3 million during the three months ended September 30, 2015 and 2014, respectively, and was $6.3 million and $6.7 million during the nine months ended as of the same dates, respectively. Bank Mutual’s effective tax rates (“ETRs”) were 38.6% and 34.1% during the third quarters of 2015 and 2014, respectively. The 2014 year-to-date period included a one-time charge of $518,000 related to a state tax settlement, net of the related federal benefit. Excluding that charge, Bank Mutual’s ETRs were 37.4% and 35.3% during the nine-month periods in 2015 and 2014, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets increased by $138.4 million or 5.9% during the nine months ended September 30, 2015. During this period Bank Mutual’s mortgage-related securities available-for-sale increased by $92.4 million as a result of the purchase of securities intended to maintain the portfolio at a level considered sufficient to sustain balance sheet liquidity. In addition, loans receivable increased by $54.0 million during the period. These increases were funded by a $116.2 million increase in borrowings from the FHLB of Chicago, a seasonal increase of $25.1 million in advance payments by borrowers for taxes and insurance, and an $18.1 million increase in deposit liabilities. Bank Mutual’s total shareholders’ equity was $277.8 million at September 30, 2015, compared to $280.7 million at December 31, 2014.

Bank Mutual’s loans receivable increased by $54.0 million or 3.3% during the nine months ended September 30, 2015. During this period increases in multi-family, commercial real estate, and construction loans (net of the undisbursed portion), as well as commercial and industrial (C&I) loans, were partially offset by declines in one- to four-family permanent mortgages, home equity loans, and other consumer loans. Management anticipates that the overall loan growth experienced in recent periods is sustainable in the near term. However, the loan portfolio is subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

Construction loans, net of the undisbursed portion, increased by $21.9 million during the nine months ended September 30, 2015, despite a substantially larger increase in the origination of such loans during the period, which was $209.9 million in 2015 compared to $111.5 million in the same nine months of 2014. This development was mostly due to a large amount of construction loans that refinanced to permanent financing away from Bank Mutual after the completion of the their construction phase. In many cases Bank Mutual chooses to not compete aggressively for the permanent financing on these loans because of pricing, terms, and/or other conditions that management considers to be unfavorable. It should be noted, however, that the significant increase in the origination of construction loans in 2015 caused the undisbursed portion of such loans to increase significantly, from $162.5 million at December 31, 2014, to $258.0 million at September 30, 2015. Management expects that these loans will be fully disbursed over the next few quarters, which should contribute to continued growth in total loans outstanding, although there can be no assurances.

7

The declines in one- to four-family permanent loans and home equity loans during the nine months ended September 30, 2015, were largely the result of a relatively low interest rate environment. This environment favored the refinancing of such loans by borrowers into new fixed-rate, one- to four-family mortgage loans, which Bank Mutual typically sells in the secondary market, as previously described. Also contributing to the decreases, however, was low customer demand in recent periods for adjustable-rate mortgage loans, which Bank Mutual generally retains in its loan portfolio, as well as low customer demand for home equity loans. Management does not expect these trends to change in the near term.

Bank Mutual’s deposit liabilities increased by $18.1 million or 1.1% during the nine months ended September 30, 2015. Certificates of deposit increased by $11.5 million or 2.2% and transaction deposits, consisting of checking, savings, and money market accounts, increased by $6.6 million or 0.6% during the period and. As noted earlier in this release, in recent months Bank Mutual has increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposit may increase modestly in the near term and that such trend could continue for the foreseeable future, which would have an adverse impact on its net interest margin. Management further believes that the low interest rate environment that has persisted for the past few years has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could also increase Bank Mutual’s cost of funds in the future, which would also have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $277.8 million at September 30, 2015, compared to $280.7 million at December 31, 2014. This decrease was due in part to Bank Mutual’s repurchase of $9.4 million of its common stock during the period at an average price of $7.17 per share. Also contributing to the decrease was the payment of $6.5 million in regular dividends. These developments were partially offset by net income of $10.5 million during the nine months ended September 30, 2015. The book value of Bank Mutual’s common stock as of September 30, 2015, and December 31, 2014, was $6.09 per share and $6.03 per share, respectively.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.26% at September 30, 2015, compared to 12.06% at December 31, 2014. The decrease in this ratio was due to the combined effects of the increase in Bank Mutual’s total assets during the nine-month period in 2015, as previously described, and the decline in shareholders’ equity, as noted in the previous paragraph. Bank Mutual is “well capitalized” for regulatory capital purposes. As of June 30, 2015 (the latest information available), Bank Mutual had a total risk-based capital ratio of 17.05% and a Tier 1 leverage capital ratio of 11.80%. The minimum ratios to be considered “well capitalized” under current regulations are 10% and 5% for these ratios, respectively. The minimums to be considered “adequately capitalized” are 8% and 4%, respectively.

8

Bank Mutual’s non-performing loans were $11.2 million or 0.67% of loans receivable as of September 30, 2015, compared to $12.0 million or 0.74% of loans receivable as of December 31, 2014. Non-performing assets, which includes non-performing loans, were $14.7 million or 0.60% of total assets and $16.7 million or 0.72% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at September 30, 2015, management was closely monitoring $36.4 million in additional loans that were classified as “special mention” and $23.5 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $43.5 million and $33.4 million, respectively, as of December 31, 2014. As of September 30, 2015, most of these additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of September 30, 2015, although there can be no assurances that the loans will not become impaired in future periods. Classified loans have declined in recent months as a number of such loans have been either upgraded or have been paid-off by the borrowers.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of September 30, 2015, its subsidiary bank operated 68 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels, recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); other potential regulatory or other actions affecting Bank Mutual or the Bank; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2014 Annual Report on Form 10-K.

9

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	September 30	December 31
	2015	2014
ASSETS
Cash and due from banks	$24,566	$34,727
Interest-earning deposits	19,198	11,450
Cash and cash equivalents	43,764	46,177
Mortgage-related securities available-for-sale, at fair value	414,253	321,883
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $134,003 in 2015 and $134,117 in 2014)	130,454	132,525
Loans held-for-sale	3,406	3,837
Loans receivable (net of allowance for loan losses of $18,891 in 2015 and $22,289 in 2014)	1,685,345	1,631,303
Mortgage servicing rights, net	7,354	7,867
Other assets	182,316	184,854

Total assets	$2,466,892	$2,328,446

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,736,849	$1,718,756
Borrowings	372,705	256,469
Advance payments by borrowers for taxes and insurance	29,817	4,742
Other liabilities	49,694	63,988
Total liabilities	2,189,065	2,043,955
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2015 and 2014
Issued and outstanding - none in 2015 and 2014	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2015 and 2014
Issued - 78,783,849 shares in 2015 and 2014
Outstanding - 45,588,565 shares in 2015 and 46,568,284 in 2014	788	788
Additional paid-in capital	486,036	488,467
Retained earnings	163,064	159,065
Accumulated other comprehensive loss	(10,258)	(11,136)
Treasury stock - 33,195,284 shares in 2015 and 32,215,565 in 2014	(361,803)	(356,467)
Total shareholders' equity	277,827	280,717
Non-controlling interest in real estate partnership	-	3,774
Total equity including non-controlling interest	277,827	284,491

Total liabilities and equity	$2,466,892	$2,328,446
10

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Interest income:
Loans	$16,464	$16,588	$49,318	$49,399
Mortgage-related securities	2,912	3,043	8,625	9,642
Investment securities	61	35	166	90
Interest-earning deposits	4	5	14	11
Total interest income	19,441	19,671	58,123	59,142
Interest expense:
Deposits	1,206	1,087	3,452	3,675
Borrowings	1,243	1,204	3,552	3,536
Advance payment by borrowers for taxes and insurance	-	-	1	1
Total interest expense	2,449	2,291	7,005	7,212
Net interest income	16,992	17,380	51,118	51,930
Provision for (recovery of) loan losses	(930)	98	(2,646)	432
Net interest income after provision for loan losses	17,922	17,282	53,764	51,498
Non-interest income:
Deposit-related fees and charges	2,975	3,110	8,727	8,972
Brokerage and insurance commissions	839	534	2,827	1,912
Mortgage banking revenue, net	798	810	2,639	2,232
Loan-related fees	476	332	1,402	1,143
Income from bank-owned life insurance ("BOLI")	468	1,103	1,410	2,153
Gain on real estate held for investment	378	-	212	-
Gain on sale of investments	-	102	-	102
Other non-interest income	62	102	232	178
Total non-interest income	5,996	6,093	17,449	16,692
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,427	10,356	33,658	30,368
Occupancy, equipment, and data processing costs	3,403	3,167	10,518	9,532
Advertising and marketing	736	369	1,603	1,338
Federal deposit insurance premiums	382	367	1,110	1,112
Losses and expenses on foreclosed real estate, net	150	44	687	1,012
Other non-interest expense	2,372	2,381	6,893	7,301
Total non-interest expense	18,470	16,684	54,469	50,663
Income before income tax expense	5,448	6,691	16,744	17,527
Income tax expense	2,103	2,284	6,257	6,711
Net income before non-controlling interest	3,345	4,407	10,487	10,816
Net loss attributable to non-controlling interest	-	2	-	15
Net income	$3,345	$4,409	$10,487	$10,831

Per share data:
Earnings per share-basic	$0.07	$0.09	$0.23	$0.23
Earnings per share-diluted	$0.07	$0.09	$0.22	$0.23
Cash dividends paid	$0.05	$0.04	$0.14	$0.11
11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Loan Originations and Sales	2015	2014	2015	2014
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$20,972	$7,869	$67,387	$51,439
Commercial real estate	29,114	7,479	57,330	21,776
Multi-family	32,118	21,583	67,369	79,055
Construction and development	73,103	78,996	209,911	111,548
Total commercial loans	155,307	115,927	401,997	263,818
Retail loans
One- to four-family first mortgages	33,218	20,487	73,820	50,803
Home equity	9,322	9,543	25,151	26,248
Other consumer	360	316	1,112	1,046
Total retail loans	42,900	30,346	100,083	78,097
Total loans originated for portfolio	$198,207	$146,273	$502,080	$341,915

Mortgage loans originated for sale	$27,302	$25,022	$83,897	$57,284

Mortgage loan sales	$28,325	$23,323	$84,333	$54,485

	September 30	December 31
Loan Portfolio Analysis	2015	2014
Commercial loans:
Commercial and industrial	$228,166	$226,537
Commercial real estate	288,055	263,512
Multi-family real estate	354,529	322,413
Construction and development loans:
Commercial real estate	35,206	42,405
Multi-family real estate	318,743	211,239
Land and land development	6,747	5,069
Total construction and development	360,696	258,713
Total commercial loans	1,231,446	1,071,175
Retail loans:
One- to four-family first mortgages
Permanent	469,595	480,102
Construction	39,325	23,905
Total one- to four-family first mortgages	508,920	504,007
Home equity loans:
Fixed term home equity	126,997	139,046
Home equity lines of credit	75,870	80,692
Total home equity loans	202,867	219,738
Other consumer loans:
Student	8,506	9,692
Other	12,044	12,681
Total consumer loans	20,550	22,373
Total retail loans	732,337	746,118
Gross loans receivable	1,963,783	1,817,293
Undisbursed loan proceeds	(257,983)	(162,471)
Allowance for loan losses	(18,891)	(22,289)
Deferred fees and costs, net	(1,564)	(1,230)
Total loans receivable, net	$1,685,345	$1,631,303

Loans serviced for others	$1,050,597	$1,087,107

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Non-Performing Loans and Assets	2015	2014
Non-accrual commercial loans:
Commercial and industrial	$142	$201
Commercial real estate	4,195	4,309
Multi-family	1,371	1,402
Construction and development	779	803
Total commercial loans	6,487	6,715
Non-accrual retail loans:
One- to four-family first mortgages	3,676	4,148
Home equity	555	493
Other consumer	64	108
Total non-accrual retail loans	4,295	4,749
Total non-accrual loans	10,782	11,464
Accruing loans delinquent 90 days or more	462	540
Total non-performing loans	11,244	12,004
Foreclosed real estate and repossessed assets	3,501	4,668
Total non-performing assets	$14,745	$16,672
Non-performing loans to loans receivable, net	0.67%	0.74%
Non-performing assets to total assets	0.60%	0.72%

	September 30	December 31
Special Mention and Substandard Loans	2015	2014
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$12,891	$16,895
Commercial real estate	40,618	52,140
Multi-family	9,572	10,654
Construction and development	2,132	2,166
Total commercial loans	65,213	81,855
Retail loans:
One- to four-family first mortgages	5,246	6,431
Home equity	555	493
Other consumer	64	108
Total retail loans	5,865	7,032
Total	$71,078	$88,887

	Nine Months Ended
	September 30
Activity in Allowance for Loan Losses	2015	2014
Balance at the beginning of the period	$22,289	23,565
Provision for (recovery of) loan losses	(2,646)	432
Charge-offs:
Commercial and industrial	(74)	(59)
Commercial real estate	(69)	(561)
Multi-family	-	(241)
Construction and development	-	(34)
One- to four-family first mortgages	(276)	(798)
Home equity	(130)	(73)
Other consumer	(431)	(326)
Total charge-offs	(980)	(2,092)
Recoveries:
Commercial and industrial	7	61
Commercial real estate	107	160
Multi-family	-	-
Construction and development	-	142
One- to four-family first mortgages	52	225
Home equity	24	23
Other consumer	38	24
Total recoveries	228	635
Net charge-offs	(752)	(1,457)
Balance at end of period	$18,891	22,540
Net charge-offs to average loans, annualized	0.06%	0.13%

	September 30	December 31
Allowance Ratios	2015	2014
Allowance for loan losses to non-performing loans	168.01%	185.68%
Allowance for loan losses to total loans	1.12%	1.37%
13

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Deposit Liabilities Analysis	2015	2014
Non-interest-bearing checking	$206,974	$187,852
Interest-bearing checking	241,318	253,595
Savings accounts	218,933	220,557
Money market accounts	534,069	532,705
Certificates of deposit	535,555	524,047
Total deposit liabilities	$1,736,849	$1,718,756

	Three Months Ended		Nine Months Ended
	September 30		September 30
Selected Operating Ratios	2015	2014	2015	2014
Net interest margin (1)	3.05%	3.29%	3.12%	3.29%
Net interest rate spread	2.97%	3.22%	3.03%	3.22%
Return on average assets	0.55%	0.76%	0.58%	0.62%
Return on average shareholders' equity	4.81%	6.16%	4.99%	5.08%
Efficiency ratio (2)	81.69%	71.39%	79.69%	73.94%
Non-interest expense as a percent of average assets	3.01%	2.86%	3.01%	2.90%
Shareholders' equity to total assets at end of period	11.26%	12.35%	11.26%	12.35%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income, and non-interest income, excluding gain on sale of investment securities and real estate held for investment for the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Other Information	2015	2014	2015	2014
Average earning assets	$2,225,970	$2,110,266	$2,187,894	$2,102,975
Average assets	2,451,786	2,335,538	2,409,117	2,330,394
Average interest bearing liabilities	1,880,560	1,789,215	1,838,691	1,802,409
Average shareholders' equity	278,227	286,368	280,447	284,438
Weighted average number of shares outstanding:
As used in basic earnings per share	45,417,145	46,293,104	45,907,509	46,288,898
As used in diluted earnings per share	45,797,508	46,563,186	46,290,396	46,560,151

	September 30	December 31
	2015	2014
Number of shares outstanding (net of treasury shares)	45,588,565	46,568,284
Book value per share	$6.09	$6.03

14